Exhibit 99.1

National Bank Holdings Corporation Announces Departure of Donald Gaiter

GREENWOOD VILLAGE, Colo., - April 8, 2014 - National Bank Holdings Corporation (NYSE: NBHC) announced today the departure of Donald Gaiter, the Company’s Chief of Acquisitions & Strategy, effective as of April 30, 2014. Mr. Gaiter will continue to serve as a consultant to the Company on an as-needed basis through October 2014 to assist with the transition of his current responsibilities and advise on any potential acquisitions by the Company.

G. Timothy Laney, President and Chief Executive Officer of the Company, said, “As a founding executive, Don was pivotal in the establishment and successful growth of our company. We are grateful for his leadership and invaluable contributions during his tenure, particularly in connection with our four acquisitions to date.”

Brian F. Lilly, the Company’s Chief Financial Officer, will assume Mr. Gaiter’s responsibilities regarding acquisitions and strategy. “Brian is well-equipped to take on these additional responsibilities, having extensive previous experience in mergers and acquisitions as well as corporate strategic planning,” stated Mr. Laney.

About National Bank Holdings Corporation

National Bank Holdings Corporation is a bank holding company created to build a leading community bank franchise delivering high-quality client service and committed to shareholder results. National Bank Holdings Corporation operates a network of 97 banking centers located in Colorado, the greater Kansas City region and Texas. Through its subsidiary, NBH Bank, N.A., it operates under the following brand names: Bank Midwest in Kansas and Missouri, Community Banks of Colorado in Colorado and Hillcrest Bank in Texas. Additional information about National Bank Holdings Corporation can be found at www.nationalbankholdings.com.

Forward Looking Statements

This Press Release contains forward-looking statements. Any statements about NBHC’s expectations, beliefs, plans, predictions, forecasts, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are only predictions and involve estimates, known and unknown risks, assumptions and uncertainties. NBHC’s actual results could differ materially from those expressed in or contemplated by such forward-looking statements as a result of a variety of factors, including the factors that are more fully described in NBHC’s filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on such statements. Any forward-looking statement speaks only as of the date on which it is made, and NBHC undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events or circumstances, except as required by applicable law.

Contacts:

Analysts/Institutional Investors: Brian Lilly, CFO, (720) 529-3315, blilly@nationalbankholdings.com
Media: Whitney Bartelli, Director of Marketing, (816) 298-2203, whitney.bartelli@nbhbank.com